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                                                                  EXHIBIT 23.1



                          CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statements on Registration S-8 pertaining to the Deferred Compensation Plan
(No. 333-49371), the 1997 Directors' Non-Qualified Stock Option Plan
(No. 333-39531), the 1997 Employee Non-Qualified Stock Option Plan
(No. 333-39533), the 1987 Employee Non-Qualified Stock Option Plan
(No. 33-54871), the 1994 Full-Time Employee Non-Qualified Stock Option Plan (No. 33-54875), and the 1987 Directors' Non-Qualified Stock Option Plan
(No. 33-54873) of Best Buy Co., Inc. of our report dated March 31, 1998, with respect to the consolidated financial statements of Best Buy Co., Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended February 28, 1998.

Minneapolis, Minnesota
May 26, 1998